UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 7, 2017 (August 2, 2017)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Acquisition Purchase Agreement

On August 2, 2017, Genesis Energy, L.P. (“Genesis” or “we”) entered into a stock purchase agreement (the “Acquisition Purchase Agreement”) with a subsidiary of Tronox Limited (“Tronox”) pursuant to which we will acquire for approximately $1.325 billion in cash (the “Purchase Price”) all of Tronox’s trona and trona-based exploring, mining, processing, producing, marketing and selling business through the acquisition of 100% of the equity interests in Tronox Alkali Corporation (“Alkali”), another subsidiary of Tronox, on the terms and subject to the conditions set forth in the Acquisition Purchase Agreement. We refer to that business as the “Alkali Business” and the acquisition of the Alkali Business as the “Alkali Business Acquisition”. The Alkali Business holds leases covering approximately 88,000 acres of land, containing an estimated 830 million metric tonnes of proved and probable reserves of trona ore, representing an estimated remaining reserve life of over 100 years based on its 2016 production rate, a soda ash production facility, underground trona ore mines and solution mining operations and related equipment, logistics and other assets.

We currently expect to fund the acquisition price and related transaction costs with proceeds from a notes offering, a preferred units offering and/or borrowings under our $1.7 billion revolving credit facility, as well as cash on hand.

Genesis and Tronox US Holdings, Inc., a wholly owned subsidiary of Tronox (“Tronox Holdings”), are the primary parties to the Acquisition Purchase Agreement, and Tronox has guaranteed Tronox Holdings’ obligations under the Acquisition Purchase Agreement. The Acquisition Purchase Agreement contains customary representations and warranties, covenants and agreements. It also contains customary closing conditions (including the expiration or termination of applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) and termination rights for both parties. We expect to close the Alkali Business Acquisition in the second half of 2017.

This summary of the Acquisition Purchase Agreement is qualified in its entirety by reference to the full text of the Acquisition Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

The Acquisition Purchase Agreement contains representations, warranties and other provisions that were made only for purposes of the Acquisition Purchase Agreement and as of specific dates and were solely for the benefit of the other parties thereto. The Acquisition Purchase Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about Genesis or Tronox and their respective subsidiaries or the assets to be acquired from Tronox and its affiliates. The representations and warranties made by Genesis, Tronox Holdings and Tronox in the Acquisition Purchase Agreement may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Preferred Unit Purchase Agreement

On August 2, 2017, we entered into a Class A Convertible Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement”) with investment vehicles affiliated with KKR Global Infrastructure Investors II, L.P. and GSO Capital Partners LP (collectively, the “Purchasers”) to issue and sell in a private placement approximately $750 million of 22,249,494 Class A Convertible Preferred Units (“Preferred Units”) for a cash purchase price per Preferred Unit equal to $33.71 (the “Issue Price”), representing 110% of the volume weighted average trading price of our Common Units—Class A (“common units”) for the 15 consecutive trading days ending on August 2, 2017. The sale of the Preferred Units is subject to the closing of the Alkali Business Acquisition and certain customary closing conditions. The proceeds received from the sale of the Preferred Units will be used to fund a portion of the Purchase Price.

Pursuant to the Preferred Unit Purchase Agreement, in connection with the closing, our general partner will execute an amendment to its Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as so amended, the “Amended and Restated Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Preferred Units. The Preferred Units will be a new class of security that will rank senior to all classes or series of limited partner interests of Genesis with respect to distribution and/or liquidation rights. The Preferred Units will vote on an as-converted basis with our common units and will have certain other class voting rights, including with respect to any amendment to the Amended and Restated Partnership Agreement that would be adverse to any of the rights, preferences or privileges, or otherwise modifies the terms, of the Preferred Units.

With respect to any quarter ending on or prior to the 18-month anniversary of the closing (the “PIK Period”), we will pay to holders of Preferred Units a cumulative, quarterly distribution in arrears at an annual rate of 8.75% ($0.7374 per Preferred Unit per quarter) (the “Distribution Amount”) (a “Preferred Unit Distribution”) on all Preferred Units then outstanding, in cash, Preferred Units (“PIK Units”), or in a combination of PIK Units and cash. For any quarter ending after the PIK Period, we will pay to the holders of Preferred Units in cash a cumulative, quarterly distribution equal to the Distribution Amount. If we elect to pay all or any portion of a Preferred Unit Distribution using PIK Units, the number of PIK Units will equal the quotient of (i) the Distribution Amount (or portion thereof paid in PIK Units) divided by (ii) the Issue Price.

If we fail to pay in full in cash a Preferred Unit Distribution after the PIK Period (a “Distribution Default”) in respect of any two quarters, whether or not consecutive, then until such Distribution Default is cured we will not be permitted to (a) declare or make any distributions (subject to a limited exceptions for pro rata distributions on the Preferred Units and parity securities), redemptions or repurchases of any limited partner interests of Genesis that rank junior to or pari passu with the Preferred Units with respect to rights upon distribution and/or liquidation (including our common units), or (b) issue any such junior or parity securities. If there is a Distribution Default in respect of any two quarters, whether or not consecutive, then the Distribution Amount will be reset to a cash amount per Preferred Unit equal to the amount that would be payable per quarter if a Preferred Unit accrued interest on the Issue Price at an annualized rate equal to the then-current annualized distribution rate plus 200 basis points until such default is cured. In addition, if there is a Distribution Default in respect of any three quarters, whether or not consecutive, then until the default is cured the Purchasers will each have the right to appoint a director to our general partner’s board of directors.

For a period of 30 days following (i) the fifth anniversary of the closing date and (ii) each subsequent anniversary of the closing date, the holders of Preferred Units may make a one-time election to reset the Distribution Amount (a “Rate Reset Election”) to a cash amount per Preferred Unit equal to the amount that would be payable per quarter if a Preferred Unit accrued interest on the Issue Price at an annualized rate equal to the greater of (a) 10.75%, if our common units are trading at a price that is less than 110% of the Issue Price, or (b) three-month LIBOR plus 750 basis points.

Upon the occurrence of a Rate Reset Election, we may redeem the Preferred Units for cash, in whole or in part (but not less than an aggregate of $200.0 million Preferred Units (or such lesser amount, if for all outstanding Preferred Units) and allocated on a pro rata basis (unless agreed otherwise by the holders thereof)), for an amount per Preferred Unit equal to such Preferred Unit’s liquidation value (equal to the Issue Price plus any accrued and accumulated but unpaid distributions, plus a prorated portion of unpaid partial distributions in respect of the current quarter and the Distribution Amount, plus distributions with respect to the immediately preceding quarter and Distribution Amount to the extent occurring prior to the payment date in respect of the quarter immediately preceding the relevant date (the “prorated portion of unpaid partial distributions”)), multiplied by (i) 110%, prior to the seventh anniversary of the closing date, and (ii) 105% thereafter. Each holder of the Preferred Units may elect to convert all or any portion of its Preferred Units into common units initially on a one-for-one basis, subject to customary adjustments and an adjustment for any distributions that have accrued and accumulated but are unpaid (which is referred to herein as the “conversion rate”), at any time (but not more often than once per quarter) after the second anniversary of the issuance of the Preferred Units (or earlier upon a change of control, liquidation, dissolution or winding up of Genesis), provided that any conversion is for at least $50 million or such lesser amount if such conversion relates to all of a holder’s remaining Preferred Units or has otherwise been approved by us. If at any time certain creditors or counterparties of the Purchasers exercise certain rights or remedies in respect of any pledged Preferred Units, then such pledged Preferred Units may be immediately converted into common units by such creditors or counterparties at the conversion rate.

We will have the right to cause the conversion of all or a portion of outstanding Preferred Units (such conversion, a “Forced Conversion”) into our common units from time to time after the third anniversary of the closing date (the “Forced Conversion Right”), subject to certain conditions; provided, however, that we will not be permitted to convert a number of Preferred Units representing in the aggregate more than one-third of the originally issued Preferred Units in any consecutive twelve-month period. In addition, if there are fewer than $20 million of Preferred Units outstanding, we will have the right, at any time after the third anniversary of the closing, at our option, to cause each outstanding Preferred Unit to be converted into our common units at a conversion rate equal to the greater of (i) the then-applicable conversion rate and (ii) the quotient of the (a) Issue Price, divided by (b) 95% of the volume-weighted average price of our common units for the 30-trading day period ending prior to the date that we notify the holders of outstanding Preferred Units of such conversion.

Upon certain events involving certain changes of control in which more than 90% of the consideration payable to the holders of our common units is payable in cash, the Preferred Units will automatically convert into common units at a conversion ratio equal to the greater of (a) the then applicable conversion rate and (b) the quotient of (i) the product of (A) the sum of (1) the Issue Price, plus (2) any accrued and accumulated but unpaid distributions on the Preferred Units, multiplied by (B) a premium factor (ranging from 115% to 101% depending on when such transaction occurs) plus a prorated portion of unpaid partial distributions, divided by (ii) the volume weighted average price of the common units for the 30 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, each holder of the Preferred Units may elect to (a) convert all of its Preferred Units to our common units at the then applicable conversion rate, (b) if we are not the surviving entity (or if we are the surviving entity, but our common units will cease to be listed), require us to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if we are unable to cause such substantially equivalent securities to be issued, to convert its Preferred Units into common units in accordance with clause (a) above or exchanged in accordance with clause (d) below or convert at a specified conversion rate), (c) if we are the surviving entity, continue to hold the Preferred Units or (d) require us to exchange the Preferred Units for cash or, if we so elect, common units valued at 95% of the volume-weighted average price of the common units for the 30 consecutive trading days ending on the fifth trading day immediately preceding the closing date of such change of control, at a price per unit equal to the sum of (i) the product of (x) 101% and (y) the Issue Price plus (ii) accrued and accumulated but unpaid distributions plus (iii) a prorated portion of unpaid partial distributions.

Pursuant to the terms of the Preferred Unit Purchase Agreement, we have agreed to enter into a Registration Rights Agreement with the Purchasers at the closing, pursuant to which, among other things, we will give the Purchasers certain rights to require us to file and maintain registration statements with respect to the re-sale of the Preferred Units and the Common Units that are issuable upon conversion of the Preferred Units. The Partnership and its general partner have also agreed to enter into a board observer agreement with the Purchasers, pursuant to which, among other things, each Purchaser will be permitted to designate an observer to the Board of Directors of our general partner for so long as it or its affiliates continue to own at least $200.0 million of such purchased Preferred Units.

The Preferred Unit Purchase Agreement contains customary representations, warranties and covenants of Genesis and the Purchasers. Genesis, on the one hand, and the Purchasers, on the other hand, have agreed to indemnify each other and their respective affiliates, control persons, officers, directors, employees, agents, advisors, counsel, accountants, investment bankers and other representatives against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Preferred Unit Purchase Agreement.

This summary of the Preferred Unit Purchase Agreement is qualified in its entirety by reference to the full text of the Preferred Unit Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

The Preferred Unit Purchase Agreement contains representations, warranties and other provisions that were made only for purposes of the Preferred Unit Purchase Agreement and as of specific dates and were solely for the benefit of the other party thereto. The Preferred Unit Purchase Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about Genesis or its subsidiaries. The representations and warranties made by Genesis and the Purchasers in the Preferred Unit Purchase Agreement may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 3.02	Unregistered Sales of Equity Securities.

The description set forth under Item 1.01 above of the issuances by Genesis to the Purchasers of the Preferred Units in connection with the consummation of the transactions contemplated by the Acquisition Purchase Agreement is incorporated herein by reference. The foregoing transaction was undertaken in reliance on an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the execution of the Acquisition Purchase Agreement and the execution of the Preferred Unit Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

Credit Agreement Amendment

As of July 28, 2017, we had approximately $500 million of remaining available credit under our $1.7 billion Fourth Amended and Restated Credit Agreement among Genesis, as borrower, Wells Fargo Bank National Association, as administrative agent, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, and the lenders party thereto (as amended, supplemented, or otherwise modified from time to time, our “revolving credit agreement”).

On July 28, 2017, we entered into a Sixth Amendment (the “Credit Agreement Amendment”) to our revolving credit agreement. The Credit Agreement Amendment, among other things, includes certain technical amendments related to the Alkali Business Acquisition and the financing thereof.

On August 2, 2017, we obtained commitments from certain of our lenders to increase their committed amount under our revolving credit facility by up to $300 million effective as of the closing of the Alkali Business Acquisition. That commitment automatically reduces for each dollar of notes we sell in an offering to finance the Alkali Business Acquisition.

This summary of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

The Credit Agreement Amendment contains representations, warranties and other provisions that were made only for purposes of the Credit Agreement Amendment and as of specific dates and were solely for the benefit of the parties thereto. The Credit Agreement Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about Genesis and its subsidiaries. The representations and warranties made by Genesis in the Credit Agreement Amendment may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and securityholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Financial Information and Estimated Net Income and Adjusted EBITDA

Genesis has provided unaudited estimates of certain key financial results of Genesis and the Alkali Business for the twelve months ended June 30, 2017, together with a reconciliation of our estimated Adjusted EBITDA to net income for this period and related disclosures, as Exhibit 99.2.

Alkali Business

A description of the Alkali Business’ business is filed as Exhibit 99.3 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Risk Factors Supplement

As part of the filing of this Current Report on Form 8-K, Genesis intends to revise, clarify and supplement its risk factors, including those contained in Genesis’ Annual Report on Form 10-K for the year ended December 31, 2016. The risk factors below should be considered together with the other risk factors described in the Genesis’ Annual Report on Form 10-K for the year ended December 31, 2016 and other filings with the SEC under the Exchange Act.

As a result of the Alkali Business Acquisition, we anticipate that the scope and size of our operations and business will substantially change. We cannot provide assurance that our expansion in scope and size will be successful.

We anticipate that the Alkali Business Acquisition will substantially expand the scope and size of our business by adding substantial assets and operations to our existing business. The anticipated future growth of our business will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. Our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Alkali Business Acquisition. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities and use more cash and other financial resources on integration and implementation activities than we expect. We may not be able to successfully integrate the Alkali Business into our existing operations or realize the expected economic benefits of the Alkali Business Acquisition, which may have a material adverse effect on our business, financial condition and results of operations, including our distributable cash flow.

Failure to successfully combine our business with the assets to be acquired in the Alkali Business Acquisition, or an inaccurate estimate by us of the benefits to be realized from the Alkali Business Acquisition, may adversely affect our future results.

The Alkali Business Acquisition involves potential risks, including:

•	the failure to realize expected profitability, growth or accretion;

•	environmental or regulatory compliance matters or liabilities;

•	antitrust or legal compliance matters or liabilities;

•	labor compliance matters or liabilities;

•	title or permit issues;

•	the incurrence of significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; and

•	the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate.

The expected benefits from the pending Alkali Business Acquisition may not be realized if our estimates of the potential net cash flows associated with the assets to be acquired by us in the Alkali Business Acquisition are materially inaccurate or if we fail to identify operating issues or liabilities associated with the assets prior to closing. The accuracy of our estimates of the potential net cash flows attributable to such assets is inherently uncertain. If certain issues are identified after closing of the Alkali Business Acquisition, the stock purchase agreement provides for limited recourse against Tronox.

If we close the Alkali Business Acquisition and if any of these risks or unanticipated liabilities or costs were to materialize, any desired benefits of the Alkali Business Acquisition may not be fully realized, if at all, and our future financial condition, results of operations and distributable cash flow could be negatively impacted.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The unaudited condensed combined financial statements of the Alkali Chemicals Business of Tronox Limited as of March 31, 2017 and for the quarters ended March 31, 2017 and 2016 and the notes thereto are filed as Exhibit 99.4 to this Current Report on Form 8-K and are incorporated into this Item 9.01 by reference.

The audited combined financial statements of the Alkali Chemicals Business of Tronox Limited as of December 31, 2016 and 2015 and for the year ended December 31, 2016 (Successor) and for the nine month period ended December 31, 2015 (Successor) and for the three month period ended March 31, 2015 (Predecessor) and the notes thereto, together with the report of PricewaterhouseCoopers LLP, independent auditors, with respect to the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income, cash flows and changes in parent company equity for the year ended December 31, 2016 and the period from April 1, 2015 through December 31, 2015, and the report of RSM US LLP, independent auditors, with respect to the combined balance sheet as of March 31, 2015, the related combined statement of operations, combined statement of comprehensive income, combined statement of changes in parent equity and combined statement of cash flows for the period from January 1, 2015 through March 31, 2015, are filed as Exhibit 99.5 to this Current Report on Form 8-K and are incorporated into this Item 9.01 by reference.

(d)	Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

2.1#	Stock Purchase Agreement, dated August 2, 2017, by and among Genesis Energy, L.P., Tronox US Holdings, Tronox Alkali Corporation and, for the purposes set forth therein, Tronox Limited.

10.1	Class A Convertible Preferred Unit Purchase Agreement, dated August 2, 2017, by and between Genesis Energy, L.P., and the purchasers named on Schedule A thereto.

10.2	Sixth Amendment to the Fourth Amended and Restated Credit Agreement, dated July 28, 2017, among Genesis Energy, L.P., as borrower, Wells Fargo Bank National Association, as administrative agent, Bank of America, N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and the lenders party thereto.

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors (Alkali Chemicals Business of Tronox Limited).

23.2	Consent of RSM US LLP, independent auditors (Alkali Chemicals Business of Tronox Limited).

99.1	Press release dated August 2, 2017.

99.2	Financial Information and Projected net income and Adjusted EBITDA for the twelve months ended June 30, 2017.

99.3	Business description of the Alkali Business.

99.4	Unaudited financial statements of Alkali Chemicals Business of Tronox Limited as of March 31, 2017 and for the quarters ended March 31, 2017 and 2016 and the notes thereto.

99.5	Audited financial statements of Alkali Chemicals Business of Tronox Limited as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016 (Successor) and for the nine month period ended December 31, 2015 (Successor) and for the three month period ended March 31, 2015 (Predecessor) and the notes thereto.

#	Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of these Exhibits and Schedules is included in the index of the Acquisition Purchase Agreement. Genesis agrees to furnish a supplemental copy of any such omitted Exhibit or Schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P.

	By:	GENESIS ENERGY, LLC, sole general partner

Date: August 7, 2017	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1#	Stock Purchase Agreement, dated August 2, 2017, by and among Genesis Energy, L.P., Tronox US Holdings, Tronox Alkali Corporation and, for the purposes set forth therein, Tronox Limited.

10.1	Class A Convertible Preferred Unit Purchase Agreement, dated August 2, 2017, by and between Genesis Energy, L.P., and the purchasers named on Schedule A thereto.

10.2	Sixth Amendment to the Fourth Amended and Restated Credit Agreement, dated July 28, 2017, among Genesis Energy, L.P., as borrower, Wells Fargo Bank National Association, as administrative agent, Bank of America, N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and the lenders party thereto.

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors (Alkali Chemicals Business of Tronox Limited).

23.2	Consent of RSM US LLP, independent auditors (Alkali Chemicals Business of Tronox Limited).

99.1	Press release dated August 2, 2017.

99.2	Financial Information and Projected net income and Adjusted EBITDA for the twelve months ended June 30, 2017.

99.3	Business description of the Alkali Business.

99.4	Unaudited financial statements of Alkali Chemicals Business of Tronox Limited as of March 31, 2017 and for the quarters ended March 31, 2017 and 2016 and the notes thereto.

99.5	Audited financial statements of Alkali Chemicals Business of Tronox Limited as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016 (Successor) and for the nine month period ended December 31, 2015 (Successor) and for the three month period ended March 31, 2015 (Predecessor) and the notes thereto.